Exhibit 10.5

TRADEMARK LICENSE AGREEMENT

This Agreement (“Agreement”) is entered into the 2nd day of April, 2018 (the “Effective Date”), by and between AT&T Intellectual Property, LLC, a Delaware limited liability company (“Licensor”), and DIRECTV Latin America, LLC, a Delaware corporation (“Licensee”).

WHEREAS, Licensor is the owner of certain registered and unregistered DTV Marks (as defined below);

WHEREAS, from and after around 1996, Licensee and its direct and indirect subsidiaries and affiliates have engaged in the business of owning, operating and distributing television programming services via satellite and related products and services in the Territory (as defined below);

WHEREAS, Licensee has enjoyed an exclusive, royalty-free right and license to use the Licensed Marks (as defined below) in the Territory; and

WHEREAS, Licensor and Licensee desire that, subject to the terms and conditions set forth herein, Licensee should have right and flexibility to develop, market and provide its products and services under the Licensed Marks in the Territory in a manner that Licensee determines to be appropriate for the continued success of its business in the Territory, and Licensor and Licensee desire to memorialize each of their respective rights and obligations in writing pursuant to this Agreement.

NOW, THEREFORE, in consideration for the mutual benefits provided herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the specified meanings:

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Authorized Sublicensee” has the meaning given to it in Article VI.

“Chosen Courts” has the meaning given to it in Article XV.

“Complaining Party” has the meaning given to it in Article XII.

“Damage” means (a) in respect of the Licensor DTV Marks, material (whether individually or in the aggregate) damage, tarnishment, harm or impairment of a trademark or associated goodwill; or (b) in respect of Licensor and its Affiliates, material damage to their reputation, in each case in the United States or other locations outside of the Territory where Licensor actively uses any Licensor DTV Marks.

“Digital Use” means the use in a Uniform Resource Locator (URL), Internet domain name or similar future electronic address, on an Internet site or in a periodical, or use with respect to any Facebook page, Twitter account, Pinterest account or any other social media, telephone numbers, or other means of directing marketing or sales of its products and services, which may contain or otherwise use the Licensed Marks, as applicable, in each case, whether such media or other means are now known or developed in the future.

“Dispute” has the meaning given to it in Article XII.

“DTV Marks” means the trademarks and trademark applications set forth on Exhibit A.

“Effective Date” has the meaning given to it in the Recitals.

“Licensed Marks” means the DTV Marks and New Marks collectively.

“Licensed Products and Services” means any goods or services of Licensee which Licensee offers in the Vrio Business in the Territory, including tangible items used in the marketing, promotion, and advertisement of such goods and services in the Territory.

“Licensor DTV Marks” means any trademark containing “DIRECTV” or the DIRECTV logo (Cyclone Design), and all adaptations and combinations thereof, in each case, that is owned by Licensor or any of its Affiliates and filed or registered outside of the Territory.

“New Marks” means the trademarks and designs adopted by Licensee in accordance with Section 2.03.

“Person” means any individual, firm, company, corporation, unincorporated association, partnership, trust, joint venture, governmental authority, or other entity and shall include any successor (by merger or otherwise) of such entity.

“Receiving Party” has the meaning given to it in Article XII.

“Subsidiary” means any Person the outstanding voting securities of which, or other ownership interest representing the right to make decisions, is more than fifty (50) percent owned or controlled by another Person.

“Term” means the period set forth in Article V of this Agreement.

“Territory” means Argentina, Aruba, Barbados, Bolivia, Brazil, Chile, Colombia, Curaçao, Ecuador, Falkland Islands, French Guiana, Guyana, Paraguay, Peru, Suriname, Trinidad and Tobago, Uruguay, and Venezuela.

“Vrio Business” means any digital entertainment and information services of Licensee and its Affiliates in the Territory, including the digital pay-TV business of Licensee and its Affiliates in the Territory, distributed by means of satellite, broadcast, cable or other fixed line, the Internet, data streaming or any other means, whether available as at the Effective Date or hereinafter developed, and any natural evolution of such business (however achieved).

ARTICLE II

GRANT OF LICENSE

Section 2.01.    License Grant. For the Term, Licensor hereby grants to Licensee (a) an exclusive (even as to Licensor), royalty-free, sublicensable (as specifically set forth in Article VI), transferable (as specifically set forth in Article VII), and irrevocable (except as specifically set forth in Article IX) right and license to use and display the Licensed Marks solely in connection with Licensed Products and Services in the Territory, and (b) a non-exclusive, royalty-free, non-sublicensable, transferable (as specifically set forth in Article VII), and irrevocable (except as specifically set forth in Article IX) right and license to use and display the Licensed Marks in the United States (i) in investor-focused press-releases and other customary investor-focused materials intended to describe or promote Licensee’s business in the Territory to U.S. investors (but not to market or promote any products or service in the United States or anywhere outside of the Territory), and (ii) as required to comply with applicable laws, including securities regulations and filing requirements.

Section 2.02.    Digital Rights.

(a)    Licensee and its current and future Subsidiaries and their Authorized Sublicensees shall be permitted to use and display the Licensed Marks in connection with the marketing and sale of Licensed Products and Services in the Territory (including any such Digital Use) that may be accessible to Persons residing outside the Territory; provided that such use and display is (i) primarily directed to supporting Licensee’s business inside of the Territory, (ii) chosen with the intent of communicating primarily with Persons residing in the Territory, including that all websites use an Internet domain name expressly indicating a source from within the Territory (e.g., “www.directv.com/pe”) and all social media identities use a designation or similar description indicating that the primary intent thereof is to communicate with Persons in the Territory (e.g., “#directvperu”), and (iii) in the case of a periodical, primarily distributed to Persons in the Territory. For clarity, Licensee shall be permitted to maintain its U.S.-based website and use and display Licensed Marks on such website, only to the extent that such website (x) is directed only to supporting Licensee’s business in the Territory and describing that business to U.S. investors (but not to market or promote any products or services in the United States or anywhere else outside of the Territory), and (y) prominently displays on its landing page notice to users of the website that the website is intended for such purpose (and not to market or promote products or services outside of the Territory).

(b)    Licensor and its current and future Affiliates, excluding Licensee and Licensee’s current and future Subsidiaries, and their (sub)licensees shall be permitted to use and display the Licensor DTV Marks in connection with the marketing and sale of products and services outside the Territory (including any such Digital Use) that may be accessible to Persons residing in the Territory; provided that such use and display is (i) primarily directed to Persons residing outside the Territory, (ii) chosen with the intent of communicating primarily with Persons residing outside the Territory, including that all websites use an Internet domain name expressly indicating a global source or source from outside the Territory or otherwise not identified with any jurisdiction in the Territory (e.g., “www.directv.com”) and all social media identities use a designation or similar description indicating that the primary intent thereof is to communicate with Persons outside the Territory (e.g., “#directvinternational”), and (iii) in the case of a periodical, primarily distributed to Persons outside the Territory.

Section 2.03.    Adoption of New Marks. Licensee will have the right to develop and file (in Licensor’s name) new trademarks and designs consisting of or incorporating the term “DIRECTV,” the DIRECTV logo (Cyclone Design) or any Licensed Mark (including combinations thereof with other trademarks owned by Licensee, and adaptations of Licensed Marks and associated branding to conform with linguistic, cultural and social requirements in the Territory), in each case, specifically in accordance with this Section 2.02(b); provided that Licensee will not develop or file new trademarks or combinations or adaptations thereof that would cause Damage to the Licensor DTV Marks or to Licensor and its Affiliates. Licensee shall reasonably promptly notify Licensor in writing of its adoption of or plan to adopt any such new trademark or design together with samples of any such new trademark or design. Licensor will not object to such trademark or design unless Licensor reasonably determines that such proposed trademark or design would cause Damage to any Licensor DTV Marks or to Licensor and its Affiliates. Unless Licensor makes such determination and notifies Licensee thereof within ten (10) business days after its receipt of Licensee’s notice of adoption or plan to adopt, as described herein, such new trademark or design shall be considered a “New Mark” and subject to the terms of this Agreement (including the license set forth in Article II). If Licensor provides notification to Licensee of Licensor’s determination to object as set forth in the foregoing, Licensor and Licensee will promptly and reasonably cooperate with the objective of facilitating the Licensee’s desired branding while addressing the Licensor’s reasonable concerns regarding potential Damage to any Licensor DTV Marks.

Section 2.04.    Co-Branding. Licensee will have the right to engage in co-branding of the Licensed Products and Services in the Territory using names, brands and trademarks alongside Licensed Marks; provided that the other names, brands or trademarks remain distinct from and are not combined with the Licensed Marks.

Section 2.05.    Ownership. Licensee recognizes that all Licensed Marks (including any New Marks) shall be solely and exclusively owned by Licensor and all goodwill arising from the use of the Licensed Marks (including any New Marks) shall inure to the exclusive benefit of Licensor. Licensee hereby agrees to use reasonable commercial efforts to execute any and all documents, forms and authorizations as may be reasonably required in accordance with common practice in the applicable jurisdiction and to provide copies of all relevant evidence of use of the Licensed Marks for procuring the registration of the Licensed Marks, recording or registering the transfer of rights in or to the Licensed Marks, or which may be reasonably required in accordance with common practice in the applicable jurisdiction for vesting full right, title and interest in and to the Licensed Marks in favor of Licensor or of conferring on Licensor all rights of action in relation thereto, subject to Article IV, below. If Licensee does not execute the same in a timely manner, Licensee hereby appoints Licensor or its nominee as the true and lawful attorney of Licensee for this sole purpose, which appointment is irrevocable. All rights not expressly granted hereunder with respect to the Licensed Marks (including any New Marks) are hereby reserved by Licensor.

Section 2.06.    Representations and Warranties.

(a)    Licensor represents and warrants to Licensee that, to the best of its knowledge, Exhibit A lists all trademarks registrations and applications that are owned by Licensor and registered in the Territory as of the Effective Date that consist of or incorporate the term “DIRECTV” or the DIRECTV logo (Cyclone Design).

(b)    Licensee represents and warrants to Licensor that: (i) it possesses full power and authority to enter into this Agreement, and to fulfill its obligations hereunder; (ii) the performance of the terms and obligations of this Agreement by Licensee will not breach any separate agreement by which Licensee is bound; and (iii) this Agreement has been duly executed and delivered by Licensee, and is valid, legal and binding.

(c)    Licensor represents and warrants for the benefit of Licensee that: (i) it possesses full power and authority to enter into this Agreement and to grant the licenses and fulfill its obligations hereunder; (ii) the performance of the terms and obligations of this Agreement by Licensor will not breach any separate agreement by which Licensor is bound; and (iii) this Agreement has been duly executed and delivered by Licensor and is valid, legal and binding.

ARTICLE III

QUALITY CONTROL; USE OF LICENSED MARKS; ADVERTISING

Section 3.01.    Quality. Licensee acknowledges and agrees that maintaining the goodwill associated with the Licensed Marks is of substantial importance to Licensor. Licensee therefore agrees that the Licensed Products and Services using the Licensed Marks (including any New Marks) shall substantially meet or exceed either (a) the historical quality with respect to similar products and services of Licensor and those adhered to by Licensee in the conduct of the Vrio Business or (b) the quality of comparable products and services available in the Territory at the applicable time, but in any case, no less than the minimum standard of quality required under applicable law to maintain the validity and enforceability of the Licensed Marks in each jurisdiction in the Territory. Licensee shall not willfully or intentionally damage the image of the Licensed Products and Services in the Territory, and shall refrain from taking any action which Damages the Licensed Marks.

Section 3.02.    Inspection. Licensor shall be allowed, at its own cost and expense, upon reasonable notice to Licensee and no more than once in any twelve (12) month period (unless Licensor has reasonable basis to believe a breach of the provisions of this Article III has occurred) to reasonably inspect Licensee’s products and services to ensure Licensee is complying with the quality standards described in this Article III. Licensee shall reasonably cooperate in facilitating such inspections.

Section 3.03.    Advertising. Licensee shall not engage in deceptive or unfair competition, false advertising, dilution, consumer fraud or misrepresentation, or otherwise display, broadcast, transmit or disseminate any advertising or promotional materials in connection with the Licensed Marks which contains: (a) material misrepresentations or omits to state a material facts, or (b) statements which constitute a false designation of origin, or a false or misleading description or representation, it being understood that no failure to comply with this Section shall be deemed a material breach under Section 9.01(a), unless the behavior in question is repeated or generalized in all or substantially all countries and territories in the Territory or causes Damage to the Licensor DTV Marks or to Licensor and its Affiliates.

Section 3.04.    Remediation. In the event Licensor reasonably determines that any goods or services, or marketing, promotion or advertising materials using the Licensed Marks do not comply with the requirements of this Agreement, and Licensor provides notification to Licensee of such determination, Licensor and Licensee will promptly and reasonably cooperate with the objective of facilitating the Licensee’s desired advertising while addressing the Licensor’s reasonable concerns regarding potential Damage to the Licensed Marks.

ARTICLE IV

DUTIES OF PARTIES

Section 4.01.    Prosecution and Maintenance. Licensor agrees that, upon execution of this Agreement, it shall continue to prosecute and maintain the Licensed Marks in the Territory, considering in good faith any reasonable prosecution and maintenance requests made by Licensee, and accordingly, Licensor may select, direct and authorize local trademark counsel to prosecute and maintain the Licensed Marks (including New Marks) and to file any New Marks in its reasonable business judgment. At Licensee’s request, Licensor shall, to the extent permitted under applicable law in the Territory, appoint Licensee or competent and reputable local counsel of Licensee’s choice as Licensor’s attorney-in-fact for the purpose of making and executing any filings required to prosecute or maintain any Licensed Marks in the Territory. All of such filings, prosecution and maintenance shall be done in the name of Licensor as the owner and licensor of any such Licensed Marks. Licensee shall be solely responsible for all costs associated with the filing, prosecution and maintenance of the Licensed Marks in the Territory, whether incurred by Licensee or Licensor (including any such costs billed by local trademark counsel), and shall promptly reimburse Licensor for all such reasonable costs incurred by Licensor.

Section 4.02.    Infringement in the Territory.

(a)    Licensee’s First Right to Enforce. In the event that Licensee should learn of any infringement or passing off or threatened infringement or passing off of the Licensed Marks or any similar marks in the Territory, or if any third party alleges or claims that Licensee’s use or display of the Licensed Marks are causing, or are likely to cause, deception or confusion to the public in the Territory, Licensee shall immediately notify Licensor. After notifying Licensor,

Licensee shall have the first right to control a proceeding or defense in the Territory, in its sole discretion; provided, however, that Licensee shall consult with Licensor in a timely manner regarding such defense and enforcement, and any counterclaims with respect to the invalidity or unenforceability of the Licensed Marks, and shall consider Licensor’s comments in good faith, so long as such consultation with Licensor does not impede Licensee’s effective management of such defense or enforcement, as determined in Licensee’s commercially reasonable discretion. Licensor shall fully cooperate with Licensee in such efforts including, if required by applicable law, being named as the sole party, or as co-party with Licensee. Licensee shall bear the costs of bringing/defending such proceedings in the Territory, and Licensee shall retain all monies (if any) collected in settlement or by court award. Nothing herein, however, shall be deemed to require Licensee to enforce the Licensed Marks against others. In the event that Licensee determines not to enforce the Licensed Marks under this Section 4.02(a), it shall promptly notify Licensor in writing.

(b)    Licensor’s Step-In Right. In the event that Licensee determines not to enforce the Licensed Marks under Section 4.02(a) above, Licensor shall have the right to enforce the Licensed Marks in the Territory; provided, however, that Licensor shall consult with Licensee regarding such defense and enforcement, and any counterclaims with respect to the invalidity or unenforceability of the Licensed Marks in the Territory, and shall consider Licensee’s comments in good faith, so long as such consultation with Licensee does not impede Licensor’s effective management of such defense or enforcement, as determined in Licensor’s commercially reasonable discretion. Licensee shall fully cooperate with Licensor in such efforts, including if required by applicable law, being named as the sole party, or as co-party with Licensor. Licensor shall bear the costs of bringing/defending such proceedings under this Section 4.02(b). Licensee shall pay to Licensor all monies (if any) collected in settlement or by court award with respect to such proceedings in the Territory. Nothing herein, however, shall be deemed to require Licensor to enforce the Licensed Marks against others.

Section 4.03.    Legal Compliance. Licensee shall be solely responsible for the recordation of any sublicense granted hereunder or any other documentation required by applicable laws, ordinances and regulations to the extent necessary to maintain the validity of any such sublicense.

ARTICLE V

TERM

The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless terminated in accordance with Article IX below, shall continue in perpetuity for an indefinite duration.

ARTICLE VI

AUTHORIZED SUBLICENSEES

Section 6.01.    Licensee may grant sublicenses, solely within the scope of the license granted to Licensee in Article II, to (a) any of its current or future Subsidiaries; provided that any such sublicense granted to any Subsidiary shall automatically and immediately terminate once such Person ceases to be a Subsidiary of Licensee, or (b) any third party that in Licensee’s reasonable judgment requires a sublicense in order to support the Licensed Products and Services on behalf of, and at the direction of, Licensee (each sublicensee under (a) or (b), an “Authorized Sublicensee”).

Section 6.02.    All Authorized Sublicensees shall be bound by the quality control standards and other standards set forth in Article III of this Agreement, and Licensee shall monitor, enforce and remain liable for the performance of any Authorized Sublicensee.

Section 6.03.    Subject to Article X, all sublicense agreements with Authorized Sublicensees shall automatically terminate upon the termination of this Agreement.

ARTICLE VII

TRANSFERS AND ASSIGNMENTS

Except as expressly set forth in this Agreement, neither Licensor nor Licensee assigns, sells or transfers any intellectual property rights or grants any license, covenant not to sue or other right under any intellectual property rights, to the other party, expressly, by implication, estoppel, exhaustion or otherwise. Neither party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, and any such purported assignment by either party in violation of the foregoing shall be null and void; provided, however, that (a) Licensor may assign in whole or in part certain of its rights, duties and obligations hereunder to any Affiliate of Licensor; and (b) Licensee may assign this Agreement (i) in whole in connection with a merger, consolidation, sale of all of the equity interests of the party, a sale of all or substantially all of the assets of the party to which this Agreement relates, or a sale of the business in respect of which the Licensed Marks are principally used, in each case, solely on the condition that the relevant assignee assumes all obligations of the applicable assigning party; and (ii) in whole to any Affiliate of Licensee in connection with a corporate reorganization, solely on the condition that the relevant assignee assumes all obligations of the applicable assigning party.

ARTICLE VIII

WAIVERS

No failure of Licensor to exercise any right or remedy reserved to it in this Agreement, or to insist upon compliance by Licensee with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Licensor’s rights to demand exact compliance with any of the terms of this Agreement. Waiver by Licensor of any particular default shall not affect or impair its right with respect to any subsequent default of the same or of a different nature; nor shall any delay, forbearance or omission to exercise any power or right arising out of any breach or default by Licensee of any of the terms, provisions or covenants of this Agreement affect or impair Licensor’s rights; nor shall such constitute a waiver by Licensor of any rights hereunder or rights to declare any subsequent breach or default. Licensor makes no warranties or guarantees upon which Licensee may rely, nor assumes any liability or obligation to Licensee, by providing any waiver, approval, consent or suggestion to Licensee in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor.

ARTICLE IX

DEFAULT AND TERMINATION

Section 9.01.    This Agreement may be terminated by Licensor either (x) as to a given territory within the Territory (where the relevant events relate to said Territory) or (y) generally (where the relevant events relate generally to all countries and territories within the Territory or to the Agreement as a whole), upon written notice to Licensee, at any time solely upon the following:

(a)    if the Licensee materially breaches this Agreement and such breach (alone or in combination with any other breaches by Licensee of this Agreement) causes Damage to the Licensor DTV Marks or to Licensor and its Affiliates, and in either case, fails to cure such material breach within sixty (60) days after receiving written notice thereof; provided, however, if such breach is not curable within sixty (60) days, Licensor shall not terminate this Agreement so long as Licensee uses good faith reasonable efforts to cure such breach; provided, further, that, notwithstanding the foregoing proviso, regardless of Licensee’s good faith reasonable efforts, Licensor may terminate this Agreement one hundred and eighty (180) days after Licensee receives written notice of such material breach if such material breach has not been cured; or

(b)    with immediate effect, if Licensee (i) becomes insolvent, (ii) becomes subject to any involuntary proceedings seeking reorganization, receivership or rearrangement under laws relating to insolvency or bankruptcy that remain uncontested by Licensee for a period of sixty (60) days or where a final order is made requiring the liquidation, dissolution or winding up of Licensee’s business, (iii) makes an assignment for the benefit of creditors, or (iv) begins the liquidation, dissolution or winding up of its business. Without limiting the foregoing, Licensee shall promptly notify Licensor in writing upon any of the foregoing (i) through (iv).

Section 9.02.    This Agreement may be terminated by Licensee for any reason or no reason upon thirty (30) days’ written notice to Licensor.

ARTICLE X

DUTIES UPON TERMINATION

Section 10.01.    Upon the termination of this Agreement, the licenses granted in Article II and sublicenses granted to Authorized Sublicensees thereunder shall survive for six (6) months solely to the extent necessary for Licensee and/or its Authorized Sublicensees to wind down its and/or their use of the Licensed Marks, including in connection with the marketing and sale of Licensed Products and Services in the Territory.

Section 10.02.    In the event Licensee continues to provide Licensed Products and Services or similar and comparable products and services, it agrees not to use any identification or description, misrepresentation, copy or confusingly similar or dilutive imitation of the Licensed Marks in connection with such business which is likely to cause confusion or deception in the minds of consumers, or which is likely to dilute Licensor’s rights in and to the Licensed Marks, or which may falsely suggest an association or connection with Licensor or its Affiliates or the Licensed Marks.

Section 10.03.    Termination of this Agreement for any reason shall not relieve either party of any obligation accruing prior to such termination or of any rights and obligations of the parties that by their terms survive termination of this Agreement.

ARTICLE XI

INDEPENDENT STATUS AND INDEMNIFICATION

Section 11.01.    Independent Relationship. The parties acknowledge and agree that this Agreement does not create a fiduciary relationship among or between them; that each shall remain an independent business; and that nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, franchisor, franchisee, employee or servant of the other party for any purpose whatsoever. At Licensor’s request, Licensee shall include reasonable notices of disclaimer to ensure that there is no market confusion regarding the relationship between Licensor and Licensee and their respective products and services.

Section 11.02.    No Agency Relationship. Nothing in this Agreement authorizes Licensee to make any contract, agreement, warranty or representation on Licensor’s behalf, or to incur any debt or other obligation in Licensor’s name. Licensor shall in no event assume liability for, nor be deemed liable hereunder as a result of, any such action. Licensor is not liable by reason of this Agreement for any act or omission of Licensee in the provision of the Licensed Products and Services or for any claim or judgment arising therefrom against either party.

Section 11.03.    Licensee Indemnity. Licensee shall indemnify and hold harmless Licensor and its respective officers, directors, employees and stockholders, from and against any and all third-party claims, demands, causes of action, suits, proceedings and any other legal or equitable matters (including reasonable attorneys’ fees, or defending against them) to the extent arising out of or resulting from (a) Licensee’s or its Authorized Sublicensee’s use and display of the Licensed Marks, or (b) Licensee’s failure to comply with any of its obligations under this Agreement, including a breach of its representations and warranties made herein.

Section 11.04.    Licensor Indemnity. Licensor shall indemnify and hold harmless Licensee and its respective officers, directors, employees and stockholders, from and against any and all third-party claims, demands, causes of action, suits, proceedings and any other legal or equitable matters (including reasonable attorneys’ fees, or defending against them) to the extent arising out of or resulting from Licensor’s failure to comply with any of its obligations under this Agreement, including a breach of its representations and warranties made herein.

Section 11.05.    Disclaimer. In no event shall either party be liable to the other party for any incidental or consequential damages, whether foreseeable or not, arising from any breach of the other party’s obligations under this Agreement.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.01.    The parties agree on and shall utilize the dispute resolution processes set forth below in order to resolve any dispute, claim or controversy (individually and collectively, a “Dispute”) arising under or relating to this Agreement which the parties have not been able to resolve to their mutual satisfaction in the ordinary course of business.

Section 12.02.    In the event the parties are unable to resolve a Dispute in the ordinary course of business, either party (the “Complaining Party”) may initiate the dispute resolution process by delivering written notice to the other party (the “Receiving Party”) pursuant to the procedure set forth in Article XIII. Within ten (10) business days after delivery of such notice, the Receiving Party shall submit to the Complaining Party a written response. Within five (5) business days after delivery of such written response, the representatives of both parties shall meet and confer at a mutually acceptable time, and thereafter as often as they deem reasonably necessary, in an effort to resolve the Dispute through good faith negotiation.

Section 12.03.    If a Dispute has not been resolved to the mutual satisfaction of both parties within twenty (20) business days following the Complaining Party’s delivery of the original notice, or if the representatives of both parties fail to meet and confer about the Dispute within fifteen (15) calendar days after delivery of the response (or such later date as the parties may agree in writing), then either party shall have the right to pursue its claims in any forum that such party deems appropriate, subject to the terms and conditions of this Agreement.

ARTICLE XIII

NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be personally delivered or sent via confirmed electronic transmission with the original sent by overnight courier service or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Licensor:	Notices to Licensee:
President and CEO	Office of the General Counsel
AT&T Intellectual Property, LLC	Vrio Corp.
AT&T Midtown Center	One Rockefeller Plaza
675 West Peachtree Street	New York, New York 10020
Atlanta, Georgia 30375-0001

With a copy to:
Senior Executive Vice President & General Counsel
AT&T Inc. 208 South Akard
Dallas, TX 75202

Any notice by certified or registered mail shall be deemed to have been given at the date and time of receipt. Any notice by facsimile or overnight courier shall be deemed to have been given at the date of the confirmation of receipt.

ARTICLE XIV

SEVERABILITY AND CONSTRUCTION

Section 14.01.    Except as expressly provided to the contrary herein, each portion, section, part, term or provision of this Agreement shall be considered severable; and if, for any reason, a portion, section, part, term or provision hereof is determined to be invalid or unenforceable because of any law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, all other portions, sections, parts, terms, or provisions of this Agreement.

Section 14.02.    Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and assigns as permitted by this Agreement.

Section 14.03.    All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

Section 14.04.    All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable; and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by a party shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of a party. The terms “include,” “includes” and “including” as used in this Agreement are illustrative and not limitative.

Section 14.05.    This Agreement shall be deemed equally drafted and negotiated by all the parties hereto, and the rule of construction requiring a writing to be construed against its drafter shall not be applied.

Section 14.06.    This Agreement may be executed in counterparts, and each copy so executed shall be deemed an original.

Section 14.07.    This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior written or oral agreements and understandings with respect to such subject matter. This Agreement may not be modified or amended except in a writing signed by both parties.

ARTICLE XV

APPLICABLE LAW

Section 15.01.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 15.02.    Each party agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the United States District Court for the Northern District of Texas; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Texas state court sitting in Dallas County (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Article XIII or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 15.03.    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (a) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 15.03.

ARTICLE XVI

RIGHTS IN BANKRUPTCY

All licenses and other rights granted (or retained) pursuant to this Agreement are conveyed and effective when granted (or retained), and each party, in its capacity as licensee or recipient of such licenses or other rights, is entitled to the maximum protection of those licenses, immunities and other rights under applicable law. Without limiting the generality of the foregoing, each party, in its capacity as licensee or recipient of such licenses or other rights, (a) may assert without objection from the other party (including its successors and assigns) that (i) those licenses, immunities, and other rights are not executory and not vulnerable to rejection under the United States Bankruptcy Code or the bankruptcy laws of any other country, and (ii) if rejected, such rejection does not result in termination of those licenses, immunities, and other rights or a similar result or effect, and (b) will continue to have and may fully exercise any rights (and make any election) available under Section 365(n) of the United States Bankruptcy Code, the bankruptcy laws of any other country, or this Agreement, and the other party (including its successors and assigns) will not, in any event, interfere with such first party’s licenses and other rights under this Agreement.

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In witness whereof, the parties have manually or by electronic signature executed this Agreement by their duly authorized representatives.

DIRECTV LATIN AMERICA, LLC	AT&T INTELLECTUAL PROPERTY, LLC

LICENSEE	LICENSOR

Signature:	Signature:
Name:	Name:
Title:	Title: